Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

C. Lynn Gable

The Bank of Georgia

Senior Vice President and CFO

(770) 631-9488

GEORGIA BANCSHARES, INC.

REPORTS RECORD EARNINGS AND RESULT OF SPECIAL MEETING

PEACHTREE CITY, GA, January 27, 2006 – Georgia Bancshares, Inc., (OTC BB:GABA.OB), the parent company of The Bank of Georgia, today announced net income for the fourth quarter of 2005 of $794,949, or $.27 per share.  Same quarter earnings for 2004 were $480,385, or $.16 per share.  Net income for the year ended December 31, 2005 was $2,758,573 or $.93 per share as compared to $1,846,128, or $.63 per share for the same period in 2004. Total assets were $271,536,836 at December 31, 2005 as compared to $249,550,051 at December 31, 2004.  Results for 2005 are unaudited and, therefore are subject to change during the course of the upcoming audit.

In connection with the Special Meeting of Shareholders held on January 25, 2006, the proposal to amend the Company’s Articles of Incorporation to provide for the reclassification of each share of Georgia Bancshares, Inc. common stock held by record holders of fewer than 1,500 shares into one share of Series A preferred stock was approved. Management anticipates that it will file the Articles of Amendment, which will effect the reclassification and suspend the Company’s SEC reporting obligations, in the near future.

For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia.  The Bank of Georgia opened for business in February 2000, and has seven locations in Peachtree City, Fayetteville, Newnan, Sharpsburg, Tyrone and Fairburn, Georgia.  A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans (including home equity lines of credit), credit cards, drive-through windows, ATMs, on-line banking, and Visa check cards.  For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans, the level of allowance for loan losses, the rate of delinquencies and amounts of charge-offs, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent our judgment as of the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Georgia Bancshares, Inc.

Condensed Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
	(Unaudited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$6,274,832	$4,631,303
Interest-bearing deposits in other banks	229,088	5,115,984
Federal funds sold	5,681,000	0
Cash and cash equivalents	12,184,920	9,747,287
Investments securities:
Securities available-for-sale	27,453,249	35,039,356
Other investments	1,997,241	1,540,466
	29,450,490	36,579,822

Loans net of allowance for loan losses of $2,898,193 and $2,654,334 respectively	214,526,591	189,640,547
Accrued interest receivable	2,593,532	1,612,109
Premises and equipment, net	6,395,503	6,212,760
Bank owned life insurance	4,894,153	4,715,027
Other assets	1,491,647	1,042,499
Total assets	$271,536,836	$249,550,051

Liabilities:
Deposits:
Noninterest-bearing	$30,915,500	$22,666,896
NOW	31,281,232	29,139,505
Savings	22,806,836	29,340,650
Time deposits $100,000 and over	82,572,795	78,243,539
Other time deposits	61,413,845	52,867,428
Total deposits	228,990,208	212,258,018

Securities sold under agreements to repurchase	143,891	529,358
Federal funds purchased	0	5,500,000
Federal Home Loan Bank advances	10,000,000	2,000,000
Junior subordinated debentures	6,702,000	6,702,000
Accrued interest payable and other liabilities	1,998,646	1,454,492
Total liabilities	247,834,745	228,443,868

Shareholders’ Equity
Common stock; no par value, 10,000,000 shares authorized; 2,977,032 shares issued and outstanding	17,257,849	17,217,471
Retained earnings	6,620,046	3,861,473
Accumulated other comprehensive income	(175,804)	27,239
Total shareholders’ equity	23,702,091	21,106,183
Total liabilities and shareholders’ equity	$271,536,836	$249,550,051

Georgia Bancshares, Inc.

Condensed Consolidated Statements of Income

	Three Months Ended December 31,
	2005	2004
	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$4,279,211	$3,428,169
Interest and dividends on investments	270,421	331,106
Interest on federal funds sold and other interest income	10,727	22,426

Total interest income	4,560,359	3,781,701

Interest expense:
Interest on deposits	1,479,044	1,050,372
Interest on securities sold under agreements to repurchase	575	1,725
Interest on other borrowed funds	254,146	97,717
Total interest expense	1,733,765	1,149,814

Net interest income	2,826,594	2,631,887

Provision for loan losses	96,600	155,000

Net interest income after provision for loan losses	2,729,994	2,476,887

Other income:
Service charges on deposit accounts	88,330	79,632
Gains (losses) on sale of other assets	49,498	(2,450)
Gains on sales of securities available-for-sale	0	(67,823)
Mortgage banking income	186,821	157,986
Other operating income	113,095	67,221
Total other income	437,744	234,566

Other expense:
Salaries and employee benefits	1,288,861	1,277,312
Occupancy and equipment expense	207,555	209,175
Data processing	154,347	156,195
Other operating expenses	292,229	360,386
Total other expense	1,942,992	2,003,068

Income before income taxes	1,224,746	708,385

Income tax expense	429,797	228,000

Net income	$794,949	$480,385

Basic earnings per share	$0.27	$0.16

Diluted earnings per share	$0.23	$0.14

	Twelve Months Ended December 31,
	2005	2004
	(Unaudited)
Interest income:
Interest and fees on loans	$15,630,851	$12,106,445
Interest and dividends on investments	1,129,104	1,328,625
Interest on federal funds sold and other interest income	43,907	73,380

Total interest income	16,803,862	13,508,450

Interest expense:
Interest on deposits	5,297,169	4,097,080
Interest on securities sold under agreements to repurchase	4,140	6,389
Interest on other borrowed funds	791,733	139,737
Total interest expense	6,093,042	4,243,206

Net interest income	10,710,820	9,265,244

Provision for loan losses	386,400	585,000

Net interest income after provision for loan losses	10,324,420	8,680,244

Other income:
Service charges on deposit accounts	341,167	310,987
Gains (losses) on sale of other assets	50,097	(12,128)
Gains on sales of securities available-for-sale	0	(50,808)
Mortgage banking income	627,074	245,338
Other operating income	429,263	188,779
Total other income	1,512,983	682,168

Other expense:
Salaries and employee benefits	5,009,625	3,983,274
Occupancy and equipment expense	839,963	751,314
Data processing	627,074	598,206
Other operating expenses	1,315,300	1,294,490
Total other expense	7,791,962	6,627,284

Income before income taxes	4,045,441	2,735,128

Income tax expense	1,286,868	889,000

Net income	$2,758,573	$1,846,128

Basic earnings per share	$0.93	$0.63

Diluted earnings per share	$0.80	$0.55